Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 15, 2012 with respect to the consolidated financial statements of Amira Pure Foods Private Limited, predecessor to Amira Nature Foods Ltd., included in the Registration Statement on Form F-1 (File No. 333-183612), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton India LLP

New Delhi, India

October 12, 2012